Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. (CTI) Reports 2008 Fourth Quarter and

Year End Financial Results

Net operating expenses decreased by 33% in 2008; Forecast cutting net operating expenses by approximately 50% in 2009

CTI expects to complete pixantrone NDA submission in Q2 2009

March 16, 2009 Seattle—Cell Therapeutics, Inc. (CTI) (NASDAQ and MTA: CTIC) today reported recent accomplishments and financial results for the fourth quarter and year ended December 31, 2008.

Recent Events

•

Met primary endpoint in the Phase III study of pixantrone in relapsed, aggressive non-Hodgkin’s lymphoma with patients treated with pixantrone achieving a high rate of confirmed and unconfirmed complete remissions compared to patients treated with standard chemotherapy (14/70 (20.0%) for pixantrone arm compared to 4/70 (5.7%) for the standard chemotherapy arm, p = 0.02). Additionally, demonstrated an increase in progression free survival of 81% compared to standard chemotherapeutic agents. CTI expects to complete the submission of the pixantrone NDA in the second quarter of 2009. CTI will request priority review for the application. Potential approval by end of 2009.

•	Zevalin sales prior to the establishment of the joint venture with Spectrum Pharmaceuticals, Inc. (Spectrum) were approximately $11.4 million in 2008.

•

Sold an initial 50% interest in Zevalin to a 50/50 owned joint venture with Spectrum for $15 million in December 2008 and sold the remaining 50% interest in the Zevalin joint venture to Spectrum for approximately $16.5 million in March 2009 bringing total gross funds that will be received from Spectrum for 100% interest in Zevalin to $31.5 million. The transaction closed with CTI receiving $6.5 million on March 2, 2009, with the remaining $10 million to be received as follows: $6.5 million on April 3, 2009, and $3.5 million, subject to adjustments for expenses and revenues, on April 15, 2009. Zevalin was originally purchased from Biogen in December 2007 for $10 million.

•

Planned reduction in force will reduce headcount from 194 employees as of December 31, 2008 to 85 employees early in the second quarter of 2009. The reduction in force is primarily related to the planned closure of Bresso, Italy Research Center and employees that were dedicated to Zevalin related activities. Closing the facility and the sale of Zevalin is expected to result in a reduction in annual operating expenses of approximately $29 million that, in addition to other expense reductions, are forecasted to reduce net operating expenses to approximately $2.1 million per month in the second half of 2009.

www.cticseattle.com

Page 2 of 4	CTI fourth quarter/year end 2008 financial results

“Unfortunately in this current economic environment the Company finds itself like most of our peers unable to justify supporting non-essential long term investments in preclinical research. In a move to maintain adequate liquidity to advance pixantrone to market we continue to streamline our operations to meet the goal of pixantrone approval in 2009,” said James A. Bianco, M.D., CEO of CTI. “The non-dilutive capital infusion from the sale of Zevalin and resulting reduction in expenses associated with the product is important as we can utilize our resources for products we now believe have significantly greater market potential.”

Financial Results

For the quarter ended December 31, 2008, total operating expenses decreased approximately 69% to $11.2 million compared to $36.2 million for the same period in 2007 mainly as a result of the reduction in research and development expenses as well as a gain of $9.4 million on the sale of Zevalin to a 50/50 owned joint venture with Spectrum in 2008. CTI reported a net loss attributable to common shareholders of $41.3 million ($0.52 per share) compared to a net loss attributable to common shareholders of $39.1 million ($7.44 per share) for the same period in 2007. The reduction in net loss per share is due to an increase in the number of shares outstanding.

For the year ended December 31, 2008, total operating expenses decreased approximately 33% to $88.7 million for 2008 compared to $133.1 million for 2007 mainly as a result of a decrease in research and development expenses, acquired in-process research and development expense of $24.6 million in 2007 and a gain of $9.4 million on the sale of Zevalin to a 50/50 owned joint venture with Spectrum in 2008. CTI posted a net loss attributable to common shareholders of $202.9 million ($7.00 per share), compared to a net loss attributable to common shareholders of $148.3 million ($32.75 per share) for the same period in 2007. The increase in net loss is primarily related to increased expenses related to financing in 2008. The reduction in net loss per share is due to an increase in the number of shares outstanding.

The Company ended the year with cash and cash equivalents, securities available-for-sale and interest receivable of approximately $10.7 million. In March 2009, CTI closed its transaction to sell its remaining interest in the Zevalin joint venture to Spectrum for approximately $16.5 million. Even with this additional financing, in order to meet liquidity needs, the Company will need to raise additional capital this year in order to fund its continued operations and is exploring alternatives to do so, which may include potential partnerships or joint ventures, public or private equity financings, debt financings or restructurings, dispositions of assets or other means.

In addition, given the current credit crunch most biotech companies must operate in today, its Board of Directors is engaged in an evaluation of short- and long-term strategic business development opportunities and operational efficiencies for the company and has authorized management to retain a financial advisor for this process.

The review process may include seeking additional partners or collaborators for the company’s product development candidates, additional equity or debt financings or seeking further efficiencies in its operations. No specific timetable has been set for completion of the review. CTI presently has no commitment or agreement with respect to any possible future transaction, and there can be no assurance that any transaction will result.

www.cticseattle.com

Page 3 of 4	CTI fourth quarter/year end 2008 financial results

About Cell Therapeutics, Inc.

Headquartered in Seattle, CTI is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.cticseattle.com.

This press release includes forward-looking statements about our commercial progress, potential regulatory filings, expected timing of clinical trial results as well as efforts to reduce operating expenses, that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. Specifically, the risks and uncertainties include statements about our ability to submit an NDA in the first half of 2009 for pixantrone and gain approval in 2009, our ability to continue to reduce our operating expenses, the Company’s ability to continue to raise capital as needed to fund its operations, a decision by the Nasdaq Listing Qualifications Panel to delist our common stock as a result of our continued non-compliance with Nasdaq’s quantitative requirements to remain listed, the development of OPAXIO, pixantrone, and brostallicin, which include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general and with OPAXIO, pixantrone, and brostallicin in particular, including, without limitation, the potential failure of these product candidates to prove safe and effective for treatment of non-small cell lung cancer, ovarian cancer, non-Hodgkin’s lymphoma, and sarcoma, determinations by regulatory, patent and administrative governmental authorities, competitive factors, technological developments, costs of developing, producing and selling OPAXIO, pixantrone, and brostallicin, and the risk factors listed or described from time to time in the Company’s filings with the Securities and Exchange Commission including, without limitation, the Company’s most recent filings on Forms 10-K, 8-K, and 10-Q. Except as may be required by law, CTI does not intend to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

###

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

www.cticseattle.com

Cell Therapeutics, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except for per share amounts)

(unaudited)

	Three Months December 31,		Year Ended December 31,
	2008	2007	2008	2007
Revenues:
Product sales	$2,528	$47	$11,352	$47
License and contract revenue	20	20	80	80

Total revenues	2,548	67	11,432	127

Operating expenses, net:
Cost of product sold	895	49	3,244	49
Research and development	8,576	21,651	51,614	72,019
Selling, general and administrative	11,081	10,923	41,607	35,517
Amortization of purchased intangibles	118	275	1,658	913
Gain on sale of Zevalin	(9,444)	—	(9,444)	—
Acquired in-process research and development	—	3,272	36	24,615

Total operating expenses, net	11,226	36,170	88,715	133,113

Loss from operations	(8,678)	(36,103)	(77,283)	(132,986)
Other income (expense):
Investment and other income, net	50	363	549	2,430
Interest expense	(1,604)	(2,091)	(8,559)	(8,237)
Amortization of debt discount and issuance costs	(14,271)	(369)	(66,530)	(4,280)
Foreign exchange gain	2,728	1,515	3,637	4,657
Make-whole interest expense	(17,731)	—	(70,243)	(2,310)
Gain on derivative liabilities, net	13,647	54	69,739	3,672
Loss on exchange of convertible notes	(9,223)	(972)	(25,103)	(972)
Write-off of financing arrangement costs	(485)	—	(2,846)	—
Equity loss from investment in joint venture	(123)	—	(123)	—
Settlement expense	(2,594)	—	(3,393)	(160)

Loss before minority interest	(38,284)	(37,603)	(180,155)	(138,186)
Minority interest in net loss of subsidiary	31	42	126	78

Net loss	(38,253)	(37,561)	(180,029)	(138,108)
Preferred stock beneficial conversion feature	—	(1,248)	(1,067)	(9,549)
Preferred stock dividends	(88)	(253)	(662)	(648)
Deemed dividends on conversion of preferred stock	(3,000)	—	(21,149)	—

Net loss attributable to common shareholders	$(41,341)	$(39,062)	$(202,907)	$(148,305)

Basic and diluted net loss per common share	$(0.52)	$(7.44)	$(7.00)	$(32.75)

Shares used in calculation of basic and diluted net loss per common share (1)	80,074	5,247	28,967	4,529

Balance Sheet Data:

	(amounts in thousands)

	December 31,
	2008	2007
	(unaudited)
Cash and cash equivalents, securities available-for-sale and interest receivable	$10,680	$18,392
Restricted cash	6,640	—
Working capital	(14,141)	(30,909)
Total assets	64,243	73,513
Convertible debt	142,373	137,396
Accumulated deficit	(1,312,320)	(1,109,413)
Shareholders’ deficit	(132,061)	(134,125)

(1)	Amounts reflect a one-for-ten reverse stock split of our common stock effective August 31, 2008.